Exhibit 99.1
CANARGO ENERGY CORPORATION
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CANARGO ANNOUNCES INTENTION TO SELL ITS INTEREST IN
TETHYS PETROLEUM
July 23, 2007 – Guernsey, Channel Islands — CanArgo Energy Corporation (OSE: CNR, AMEX:CNR) (“CanArgo” or the “Corporation”) today announced that pursuant to a Placement Agreement dated July 22, 2007 CanArgo Limited a Guernsey Channel Islands company wholly owned by CanArgo will offer for sale up to 8 million ordinary shares of Tethys Petroleum Limited (TSX:TPL) (“TPL”) held by CanArgo Limited (the “Offered Shares”). The shares of TPL will be sold in brokered transactions on or after July 31, 2007. The shares will be offered for sale at prices not less than C$2.95. The shares represent 17.7% of the shares of TPL outstanding and if all shares are sold, CanArgo will no longer be a shareholder of TPL. The net proceeds received from the sale of these shares estimated at approximately US$21.3 million will be used by CanArgo to pay down existing indebtedness under its outstanding Senior Secured Notes due July 25, 2009 and to the extent of any excess net proceeds, its outstanding Senior Subordinated Convertible Guaranteed Notes due September 1, 2009.
The Offered Shares will only be offered in those jurisdictions where such securities may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed or will express an opinion about these securities and it is an offence to claim otherwise. The Offered Shares have not and will not be registered under the United States Securities Act of 1933, as amended (the “1933 Act”), or the securities laws of any state of the United States of America (the “United States”) and, subject to certain exceptions, may not be offered, sold or otherwise disposed of, directly or indirectly, within the United States or its territories or possessions except in transactions exempt from registration under the 1933 Act and under the securities laws of any applicable state. This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the Offered Shares within the United States, its territories or possessions.
CanArgo is an independent oil and gas exploration and production company with its principal oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206